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                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of Asche Transportation Services, Inc. for the registration of 857,990 shares of its common stock and to the incorporation by reference therein of our report dated April 15, 1999 (except for Notes 4, 5 and 16, as to which the date is August 10,
1999) with respect to the consolidated financial statements of Asche Transportation Services, Inc., included in its annual report (Form 10-K/A) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young, LLP

Chicago, Illinois
August 11, 1999



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